Exhibit 99.1

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands)
Unaudited

Following is a reconciliation of free cash flow to the Company's reported change in cash and cash equivalents(1) :

	Years ended December 31,

	2004	2003	2002	2001	2000	1999

Cash and cash equivalents:
Beginning of the period	$49,788	$28,355	$48,868	$23,303	$43,632	$40,206
End of the period	36,335	49,788	28,355	48,868	23,303	43,632

Increase (decrease) in cash and cash equivalents	(13,453)	21,433	(20,513)	25,565	(20,329)	3,426

Add back (subtract):
Business acquisitions, net of cash	17,720	61,142	31,189	1,036	104,935	92,239
Revenue sharing program payments	32,000	17,500	---	---	---	---
Dividends paid	18,509	17,564	15,018	14,806	14,677	14,564
Common stock repurchases	3,498	206	1,147	8,798	9,197	22,351
Net proceeds from public equity offerings	---	(42,212)	---	---	---	---
Decrease (increase) in debt	(25,220)	(20,869)	15,939	5,752	(84,799)	(94,249)
Financing activities - other	1,504	1,917	752	584	---	---

Free cash flow	$34,558	$56,681	$43,532	$56,541	$23,681	$38,331

Footnote:

(1) Free cash flow ("FCF") is not a measurement in accordance with generally accepted accounting principles ("GAAP"). The Company defines FCF as the increase or decrease in cash and cash equivalents (cash available) before dividends, business acquisitions, revenue sharing program payments, common stock repurchases, net proceeds from public equity offerings, net changes in debt and other financing activities. The Company does not intend FCF to represent cash flows from operations as defined by GAAP, and the reader should not consider it as an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP, or as an indicator of the Company's operating performance. The Company's definition of FCF may not be comparable with FCF as defined by other companies. The Company believes that FCF provides a relevant measure of liquidity and a useful basis for assessing the Company's ability to fund its activities, including the financing of acquisitions, revenue sharing programs, debt service, repurchases of the Company's stock and distribution of earnings to shareholders. Furthermore, FCF is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company's non-GAAP measure of FCF has limitations depending on its use.